                                                                    Exhibit 12.1



                                    Quarter
                                      ended             Fiscal year ended December 31,
                                    March 31    --------------------------------------------
                                      2005        2004        2003        2002        2001
                                    --------    --------    --------    --------    --------

Earnings per Financial Statements     96,259     355,584     263,437     102,066         312
Add (deduct):
     Provision for income taxes       (3,424)     (9,797)     (5,256)       (857)         --
     Fixed charges                     6,140      13,342       6,099       1,370          --
                                    --------    --------    --------    --------    --------
Earnings for Computation              98,975     359,129     264,280     102,579         312
                                    --------    --------    --------    --------    --------

Fixed Charges

Interest Expense                       5,471       9,959       4,238         984          --
Debt issuance costs amortized            137       1,410         582          88          --
One third of payments
     under operating leases              532       1,973       1,279         298          --
                                    --------    --------    --------    --------    --------
Total Fixed Charges                    6,140      13,342       6,099       1,370          --
                                    --------    --------    --------    --------    --------
Ratio of Earnings
     to Fixed Charges                   16.1        26.9        43.3        74.9          NM
                                    ========    ========    ========    ========    ========
